Exhibit 10.1

Separation Agreement and Release of Claims

Separation Agreement and Release of Claims entered into on January 5, 2005 by and between Arotech Corporation, a Delaware corporation, and its wholly-owned subsidiary Electric Fuel (E.F.L.) Ltd., an Israeli limited liability company (together, “Arotech” or the “Company”), and Avihai Shen, an individual residing at Avivim 3, Shaarei Tikva, Israel (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company and the Employee are parties to (i) an employment agreement dated September 8, 1999, as amended on November 21, 2002, February 25, 2003 and October 18, 2004 (as so amended, the “Employment Agreement”), (ii) an option amendment agreement dated October 15, 2004, and (iii) an Employee Non-Disclosure and Non-Competition Agreement dated September 13, 1999 (the “NDA”); and

WHEREAS, the Employee and the Company have agreed to (i) end the Employee’s employment relationship with the Company on and as of the “Separation Date” (as defined below), and (ii) issue additional stock options to the Employee, upon the terms and conditions herein contained; and

WHEREAS, For the purposes of this Agreement: (i) the “Separation Date” shall be and mean March 31, 2006; and (ii) the “Interim Period” shall mean and refer to the time period between the date of this Separation Agreement and the Separation Date; and

WHEREAS, in return for the consideration provided by the Company to the Employee hereunder, which consideration includes but is greater than that required by applicable law and/or the terms of the Employment Agreement, the Employee has agreed to grant a full release of claims to the Company and all other “Released Parties” (as defined below) upon the terms and conditions herein contained;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the parties hereby agree as follows:

1. Employment Termination and Representations.

(a) The Company and the Employee acknowledge and agree that the employment of the Employee by the Company shall end on the Separation Date. The parties mutually agree to waive any requirement, whether legal or contractual, of prior notice of such cessation of employment.

(b) Effective on and as of the Separation Date, the Employee will cease to hold all offices and positions (including without limitation membership on the board of directors where applicable) which he currently holds in the Company and in any and all of the Company’s “Affiliates.” For the purposes of this Agreement, “Affiliates” shall mean and include any entity that controls, is controlled by or is under common control with the Company, where “control” means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting equity securities.

(c) The parties mutually represent and warrant to each other as follows: (i) that they have not filed any complaints or charges against each other or against any of the “Released Parties” (as defined in Section 5(a) below) with any agency or court, domestic or foreign; (ii) that they have not assigned any claim released pursuant to this Agreement or authorized any other person or entity to assert such claim on their behalf; and (iii) that they are unaware of any claim by any other person arising out of, or in any way connected with, the Employee’s employment relationship with the Company, his relationship with any of the Company’s Affiliates, or the termination of any of these relationships under the terms of this Agreement.

2. Employment Duties During the Interim Period.

(a) During the Interim Period, the Employee will continue to act as the Company’s Vice President - Finance and Chief Financial Officer, rendering such business and professional services in the performance of his duties, consistent with his position within the Company, as shall be reasonably assigned to him by the Board of Directors, the CEO or the COO of the Company. Notwithstanding the foregoing, the Employee agrees that he will relinquish the title of Vice President - Finance and Chief Financial Officer and resign from said offices prior to the Separation Date if the Company asks him to do so because it wishes to appoint a replacement to assume the position of Vice President - Finance and Chief Financial Officer. Nothing in the foregoing sentence shall derogate from the Company’s obligation to pay the Employee’s salary and related benefits through and including the Termination Date.

(b) Without limiting the generality of the foregoing, during the Interim Period the Employee will:

(i) During all such times as the Employee shall continue to serve as the Company’s CFO, sign all regulatory filings required to be signed by a CFO, including without limitation the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 and related Sarbanes-Oxley certifications and all registration statements and related auditors’ management representation letters; provided, however, that nothing in the foregoing shall require the Employee to violate any relevant law, rule or regulation.

(ii) Cooperate and work with the Company’s new CFO, when hired, to transfer all finance and accounting functions from the Employee to the Company’s new CFO.

3. Termination of the Employment Agreement; Payments.

(a) The Company and the Employee agree that the Employment Agreement is hereby terminated effective on and as of the Separation Date. Except as otherwise expressly set forth in this Agreement, the Company and its Affiliates, on the one hand, and the Employee, on the other hand, shall henceforth have no further obligations to each other arising out of the Employment Agreement or otherwise, including without limitation in connection with payment of any salary, severance, expenses, bonus, compensation, benefits, or other sums due or which otherwise may have become due to the Employee from the Company or any of its Affiliates pursuant to or arising from the Employment Agreement or, more generally, the Employee’s employment relationship with, and/or the positions he held in, the Company, its Affiliates. Notwithstanding the foregoing, the Employee acknowledges and agrees that he shall continue to be bound by and comply with those provisions of the NDA and Sections 13 and 14 of the Employment Agreement, which are to survive the termination of the Employment Agreement in accordance with the terms thereof. The provisions of Sections 13 and 14 of the Employment Agreement are hereinafter referred to as the “Surviving Terms.”

(b) The Company will provide the Employee with a Severance Payment in the aggregate amount of $193,452, consisting of the following elements, to be paid in cash $96,725 within two business days after the date hereof and the remainder, less taxes and other customary withholdings (except to the extent that the Employee provides the Company with a written approval by the Israel IRS to the effect that no withholding is required), on the Separation Date, such amounts to be deposited by the Company to the “Hermon” severance fund managed by Solomon Shukei Hon Ltd. along with a signed release letter (in Hebrew) dated the date hereof in the form attached as Exhibit 3(b) hereto:

(i) $81,884, representing statutory severance under the Israeli Severance Pay Law, 5723-1963, for the Employee’s employment since September 13, 1999.

(ii) $111,568, representing contractual severance in the amount of (1) $98,733, which is 7.9 months’ salary at the annual salary rate of $150,000 per year, and (2) $12,835, which is the value of 7.9 months’ of agreed benefits applicable to an annual salary rate of $150,000 per year.

(c) The Employee will continue to accrue vacation time through the Separation Date. The Company will pay the Employee $595.20 for each day of the Employee’s vacation time that remains unused by the Employee at the Separation Date. The Company and the Employee agree that through the date of this Agreement, the Employee had accrued 20.41 unused vacation days.

(d) The Company will release to the Employee all of the amounts that have been and that will be accumulated in the Employee’s Manager’s Insurance Fund and Continuing Education Fund through the Separation Date, all of which will be paid on the Separation Date.

(e) The above payments do not include payment of salary at the annual salary rate of $150,000 per year through the Separation Date, which will continue to be paid in arrears through the Separation Date in accordance with the Company’s usual and customary practices.

(f) Without duplication of the foregoing, during the Interim Period the Company will continue to provide the Employee with the other benefits to which the Employee is entitled in accordance with the Employment Agreement.

(g) No later than the Separation Date, the Employee will return to the Company (and will not keep in his possession or deliver to anyone else) any and all devices that are Company property, including without limitation PDA, records, data, notes, and correspondence, whether in written, magnetic or other form, developed or received by the Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, excepting only the property described in Section 5(a) below.

4.  Stock Options

(a) The parties agree that on the date hereof the Employee has 619,653 vested stock options (the “Vested Options”) and 30,000 shares of the Company’s common stock that were granted to the Employee on December 8, 2004 subject to and contingent upon his being employed by the Company on December 8, 2006 (the “Restricted Stock”).

(b) Of the Vested Options, 527,177 options are exercisable at exercise prices above $0.61. Effective the Separation Date and contingent upon the Company fulfilling its obligations under Section 4(d) below, the Employee hereby forfeits and renounces forever all such options.

(c) With respect to the remaining 92,476 Vested Options that have exercise prices at $0.61 and below, the parties agree that the expiration date of such remaining Vested Options shall be the second anniversary of the Separation Date.

(d) Contingent upon the Company’s receipt on the Separation Date of a Release and Representation, fully executed by the Employee, in the form of Exhibit 4(d) hereto, the Company will grant to the Employee on the Separation Date 170,000 stock options at an exercise price of $0.42, vesting on the Separation Date, having a term expiring on the first anniversary of the Separation Date, and having such other terms and conditions as are generally contained in the Company’s standard form of stock option letter, mutatis mutandis.

(e) The Employee agrees to return the share certificate representing the Restricted Stock to the Company on or prior to the Separation Date, and the Restricted Stock shall be marked as cancelled and voided on the stock register of the Company.

5. Discounted Purchase of Company Property.

(a) Provided that the Employee remains available to work during the Interim Period as requested by the Company, and contingent upon (i) his good faith execution of any duties assigned to him by the Company during that period, and (ii) the Company’s receipt on the Separation Date of a Release and Representation, fully executed by the Employee, in the form of Exhibit 4(d) hereto, the Employee shall be entitled to purchase the following property for the purchase price set forth below, such purchase price to be deducted from the Severance Payment:

(i) The Mazda MPV automobile, license no. 27-399-35, that is currently in the Employee’s possession, for a purchase price of NIS 40,320;

(ii) The Company-owned laptop computer and other computer equipment and cellular telephone equipment that are currently in the Employee’s possession at the Employee’s residence, for no charge;

(iii) The frequent flyer points that the Employee has accrued to the Employee’s frequent flyer accounts while traveling on Company business, for no charge.

(b) The Employee agrees that the foregoing constitutes good and adequate consideration in exchange for his promises, covenants and releases contained herein.

(c) The Employee acknowledges that the payments and benefits afforded to him through this Agreement are greater than any payments, benefits or other consideration to which he may presently be entitled, including: (1) pursuant to the Employee Agreement or any other any express or implied agreement, contract or understanding with the Company; or (2) under any prior or current the Company policies, practices or employee benefit plans, including but not limited to compensation, vacation, bonus, severance, or other fringe benefit plans. Further, except as expressly provided in this Agreement, after the Separation Date, the Employee will not accrue or be entitled to any employee benefit, bonus, award, vacation, scheduled time off, or other fringe benefit under any policy or plan maintained by the Company for full-time employees.

6. Release of Claims.

(a) For the purposes of this Agreement:

(i) “Additional Consideration” shall mean and include all benefits and consideration provided to the Employee by this Agreement which are not otherwise required by applicable law or the terms of the Employment Agreement or under any prior or current the Company policies, practices or employee benefit plans.

(ii) “Released Parties” shall mean and include (1) the Company, (2) its Affiliates, and (3) all of the Company’s and its Affiliates’ respective shareholders, officers, directors, employees, agents, representatives, successors and assigns.

(iii) “Claims” shall mean and include all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims and demands, known and unknown, whatsoever.

(b) In consideration of the Company’s obligations under this Agreement, including without limitation the payment of the Additional Consideration, the Employee, on his own behalf and on behalf of his heirs, beneficiaries and representatives and all others connected with him, does hereby remise, release, acquit, satisfy, and forever discharge the Released Parties, both individually and in each of their respective official capacities, of and from all Claims which Employee ever had, now has, or which any personal representative, successor, heir or assign of Employee hereafter can, shall or may have, against any of the Released Parties, by reason of any matter, cause or thing whatsoever, from the beginning of time to and including the date upon which this Release is signed, whether arising from any intentional or unintentional act or omission, including but not limited to Claims for debts, sums of money, wages, salary, severance pay, bonuses, compensation, unvested stock options (without derogating from the Employee’s rights in connection with stock options pursuant to the terms of this Agreement), vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, arising, directly or indirectly, out of any promise, agreement (including without limitation the Employment Agreement), contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Israel or any other jurisdiction, (i) the Severance Payment Law, 5723-1963, Annual Vacation Law, 5711-1951, Protection of Wages Law, 5718-1958, Sick Payment Law, 5736-1976, Prior Notice for Dismissal and Resignation Law, 5761-2001, recreation payment and any and all claims under any collective bargaining agreement or extension thereof; (ii) any other compensation or consideration  as a result of employment relations or end of employment relations including without limitation, manager’s insurance, continuing education fund, pension compensation, and/or any compensation and consideration resulting from such relations, or arising out of or connected with his position as a director of the Company and/or as a principal in the Company and/or connected with any act or vote of the Company’s board of directors, whether by virtue of his position as a director, officer, employee or shareholder, all pursuant to any Israeli common law, statute, order, regulation or other requirement (including without limitation, to the extent applicable, the Companies Ordinance [New Version], 5743-1983, the Companies Law, 5759-1999, the Securities Law, 5728-1968, the Torts Ordinance [New Version], each as amended from time to time, infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written) including without limitation any United States federal, state or local common law, statute, regulation or other requirement (including without limitation, to the extent applicable, the General Corporation Law of the State of Delaware, the United States Securities Act of 1933, and the United States Securities Exchange Act of 1934, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Age Discrimination in Employment Act, OSHA, the Americans with Disabilities Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the fair employment practices laws of the state or states in which the Employee have been employed by the Company, each as amended from time to time), infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written. This releases all Claims including those of which Employee is not aware and those not mentioned in this Release. Employee specifically releases any and all Claims arising out of Employee’s employment with Arotech or the termination thereof and any and all Claims arising out of the Employment Agreement or the termination thereof. In signing this release of claims, Employee acknowledges that he has been represented by counsel of his choosing prior to signing this Release, and that he is signing this Release voluntarily and with full understanding of its terms.

(c) In consideration of the Employee’s obligations under this Agreement, including without limitation the release provided in Section 6(b) above, the Company, on its own behalf and on behalf of the other Released Parties, does hereby remise, release, acquit, satisfy, and forever discharge the Employee, his heirs, executors, administrators, successors and assigns, of and from all Claims which the Company ever had, now has, or which any successor or assign of the Company hereafter can, shall or may have, against the Employee, by reason of any matter, cause or thing whatsoever, from the beginning of time to and including the date upon which this Release is signed, whether arising from any intentional or unintentional act or omission, including but not limited to Claims for debts, sums of money, fees and costs, attorneys fees, losses, penalties, damages, arising, directly or indirectly, out of any promise, agreement (including without limitation the Employment Agreement), contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Israel or any other jurisdiction, all pursuant to any Israeli common law, statute, order, regulation or other requirement (including without limitation, to the extent applicable, the Companies Ordinance [New Version], 5743-1983, the Companies Law, 5759-1999, the Securities Law, 5728-1968, the Torts Ordinance [New Version], each as amended from time to time, infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written) including without limitation, to the extent applicable, any United States federal, state or local common law, statute, regulation or other requirement (including without limitation the General Corporation Law of the State of Delaware, the United States Securities Act of 1933, and the United States Securities Exchange Act of 1934, each as amended from time to time), infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written; provided, however, that the foregoing Release shall not extend to any intentional breach by the Employee not known to the Company as of the date of this Agreement of any fiduciary duty to any Released Party.

(d) Nothing in the foregoing shall be construed to affect the Employee’s present and future entitlement vel non to the benefits of the Company’s directors’ and officers’ insurance policy in accordance with the terms thereof.

(e) This Agreement also constitutes a compromise agreement and notice of final clearance in according with Article 29 of the Severance Payment Law, 5723-1963.

7. Additional Covenants. In further consideration of the Additional Consideration, the Employee hereby covenants to, and agrees with, the Company as follows:

(a) After the Separation Date, the Employee will cooperate fully and in good faith in assisting in defending any and all pending or future lawsuits against the Company which arose or may arise from activities which occurred during the course of his employment.  If any such lawsuits arise subsequent to Separation Date, the Company will compensate the Employee at a rate of the lesser of $125 per hour or $1,000 per day plus reasonable expenses, including reasonable attorney’s fees, as necessary.

(b) After the Separation Date, the Employee will make himself reasonably available to answer questions from the Company’s new CFO and others in order to continue the orderly transition of responsibility for oversight of all finance and accounting functions from the Employee to the Company’s new CFO.

(c) Neither party will at any time hereafter directly or indirectly (i) disparage the other party, its or his Affiliates, or any of their respective products, technology, reputation or potential, or (ii) take any action which could reasonably be expected to harm or otherwise cause damage to the other party, its or his Affiliates or any of the other Released Parties. This covenant is an essential part of this Agreement.

8. Miscellaneous.

(a) All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by fax transmission to the other party at the fax number set forth below, with a copy sent by first class mail or express courier to said party at the address set forth below, or to such other fax number and/or address as a party may hereinafter designate by notice to the other. Notices shall be effective on the date they are sent by facsimile transmission if the facsimile transmission report confirms receipt by the receiving fax.

(b) The laws of the State of Israel, exclusive of conflict of laws provisions, shall govern this Agreement in all respects. Any dispute hereunder shall be finally settled by a binding arbitration held in Tel-Aviv, Israel, in the Hebrew language (except that witnesses shall be permitted to speak in English), by an arbitrator to be agreed in writing between the Employee and the Company on or before the Termination Date or, in the absence of such agreement, the arbitrator will be appointed by the president of the Israeli Chamber of Advocates. This section constitutes an arbitration agreement. The decision or award of the arbitrators shall be published to each party and will be final and binding upon all of the parties. Each of the parties hereby irrevocably and expressly agrees to comply promptly and in good faith with any and all such decisions or awards. The arbitration hereunder shall be the exclusive and conclusive method for resolving disputes under this Agreement and no court shall have the power to adjudicate such disputes. The costs of the arbitration, including without limitations attorneys fees, shall be borne in accordance with the decision of the Arbitrator.

(c) If any provision of this Agreement, under all the then relevant circumstances, is held to be invalid, illegal or unenforceable, the other provisions shall remain in full force and effect, and the relevant provision shall automatically be modified by substituting for the unenforceable provision an enforceable provision which most closely approximates the intent and economic effect of the invalid provision.

(d) This Agreement shall be binding upon or injure to the benefit of the successors and assigns of the Company and the personal representatives, successors, heirs or assigns of the Employee.

(e) The headings contained in this Agreement are intended solely for ease of reference and shall be given no effect in the construction or interpretation of this Agreement.

(f) The preamble to this Agreement constitutes an integral part hereof.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, including without limitation the Employment Agreement; provided, however, that the terms of this Agreement, the NDA and the Surviving Terms of the Employment Agreement shall remain in full force and effect and shall survive the termination of the Employment Agreement and any termination, cancellation or expiration of this Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both of the parties hereto. No waiver or failure to act by either party with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release of Claims this 5th day of January, 2006.

Arotech Corporation

By:
	Robert S. Ehrlich	Avihai Shen
Chairman, President and CEO

Electric Fuel (E.F.L.) Ltd.

By:
Neal Naimer
Chairman

Exhibit 3(b)

[Text of Release Letter - on Electric Fuel Ltd. Letterhead]

January 5, 2006

Magen Insurance Company Ltd.
Pension Fund Branch
Capital - Retirement Fund/Education Fund
Migdal Insurance Company Ltd.
Solomon Shukie Hon - Hermon Retirement Fund

Re: Mr. Avihai Shen, I.D. No. 023555550 - End of Employment

To Whom it May Concern:

We hereby certify that Mr. Avihai Shen, ID No. 023555550, will finish his employment with us on March 31, 2006.

We hereby irrevocably release the policies/pension fund/retirement funds/education fund in his name.

The above amounts released includes severance in the amount of $193,452 that will be deposited to the “Hermon” severance fund (Solomon Shukei Hon) contingent upon the approval of the Income Tax Authorities. A total of $96,725 will be deposited at the beginning of the month of January 2006 and the remainder will be deposited in April 2006.

Respectfully yours,

Electric Fuel (E.F.L.) Ltd.

Exhibit 4(d)

RELEASE AND REPRESENTATION

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement and Release of Claims (the “Separation Agreement”) entered into on January 5, 2006 by and between Arotech Corporation, a Delaware corporation, and its wholly-owned subsidiary Electric Fuel (E.F.L.) Ltd., an Israeli limited liability company (together, “Arotech” or the “Company”), and Avihai Shen (“Releasor”).

In consideration of the Company’s obligations under the Separation Agreement, including without limitation the payment of the Additional Consideration, Releasor, on his own behalf and on behalf of his heirs, beneficiaries and representatives and all others connected with him, does hereby remise, release, acquit, satisfy, and forever discharge the Released Parties, both individually and in each of their respective official capacities, of and from all Claims which Releasor ever had, now has, or which any personal representative, successor, heir or assign of Releasor hereafter can, shall or may have, against any of the Released Parties, by reason of any matter, cause or thing whatsoever, from the beginning of time to and including the date upon which this Release is signed, whether arising from any intentional or unintentional act or omission, including but not limited to Claims for debts, sums of money, wages, salary, severance pay, bonuses, compensation, unvested stock options (without derogating from the Employee’s rights in connection with stock options pursuant to the terms of this Agreement), vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, arising, directly or indirectly, out of any promise, agreement (including without limitation the Employment Agreement), contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Israel or any other jurisdiction, (i) the Severance Payment Law, 5723-1963, Annual Vacation Law, 5711-1951, Protection of Wages Law, 5718-1958, Sick Payment Law, 5736-1976, Prior Notice for Dismissal and Resignation Law, 5761-2001, recreation payment and any and all claims under any collective bargaining agreement or extension thereof; (ii) any other compensation or consideration  as a result of employment relations or end of employment relations including without limitation, manager’s insurance, continuing education fund, pension compensation, and/or any compensation and consideration resulting from such relations, or arising out of or connected with his position as a director of the Company and/or as a principal in the Company and/or connected with any act or vote of the Company’s board of directors, whether by virtue of his position as a director, officer, employee or shareholder, all pursuant to any Israeli common law, statute, order, regulation or other requirement (including without limitation, to the extent applicable, the Companies Ordinance [New Version], 5743-1983, the Companies Law, 5759-1999, the Securities Law, 5728-1968, the Torts Ordinance [New Version], each as amended from time to time, infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written) including without limitation any United States federal, state or local common law, statute, regulation or other requirement (including without limitation, to the extent applicable, the General Corporation Law of the State of Delaware, the United States Securities Act of 1933, and the United States Securities Exchange Act of 1934, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Age Discrimination in Employment Act, OSHA, the Americans with Disabilities Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the fair employment practices laws of the state or states in which the Releasor have been employed by the Company, each as amended from time to time), infliction of any tort, or breach of contract, whether actual or implied, or whether oral or written. This releases all Claims including those of which Releasor is not aware and those not mentioned in this Release. Releasor specifically releases any and all Claims arising out of Releasor’s employment with Arotech or the termination thereof and any and all Claims arising out of the Employment Agreement or the termination thereof. In signing this release of claims, Releasor acknowledges that he has been represented by counsel of his choosing prior to signing this Release, and that he is signing this Release voluntarily and with full understanding of its terms.

Releasor represents and warrants to the Company and to each of the Released Parties as follows: (i) that he has not filed any complaints or charges against any of the Released Parties with any agency or court, domestic or foreign; (ii) that he has not assigned any claim released pursuant to the Employee Agreement or the Separation Agreement or authorized any other person or entity to assert such claim on his behalf; and (iii) that he is unaware of any claim by any other person arising out of, or in any way connected with, his employment relationship with the Company, his relationship with any of the Company’s Affiliates, or the termination of any of those relationships under the terms of the Separation Agreement.

IN WITNESS WHEREOF, the said Releasor has hereunto set hand and seal on and as of the Separation Date, this 31st day of March, 2006.

Avihai Shen